Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in Registration Statements Nos. 333-229047, 333-232858, and 333-235446 on Form S-1, Registration Statements Nos. 333-224061, 333-224893, 333-239641 and 333-252659 on Form S-3, and Registration Statement Nos. 333-204215, 333-210023, 333-216545, 333-223805, 333-232072, 333-237438 and 333-256599 on Form S-8 of Arcadia Biosciences, Inc. of our report dated July 28, 2021 with respect to the consolidated financial statements of Rever Holdings, LLC. for the year ended December 31, 2020, incorporated by reference in this Current Report on Form 8-K/A of Arcadia Biosciences, Inc.

/s/ Armanino, LLP
Bellevue, Washington

August 2, 2021